Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 3/26/2018	Rule 424 (b) (3)
(To Prospectus Dated May 1, 2014)	File No. 333-178919

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

3/26/2018 through 4/01/2018	Under $15,000	1.00%	1.01%
	$15,000 through $50,000	1.20%	1.21%
	$50,000 and above	1.35%	1.36%